Exhibit 99(j)

Consent of Independent Registered Public Accounting Firm

The Committee and Participants of

The Medley Program:

We consent to the incorporation by reference, in this registration statement, of our reports dated February 28, 2005 on the statements of net assets of the Medley Program (comprised of Variable Contract Account-10 and Variable Contract Account-11, hereafter referred to as the “Accounts”), as of December 31, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Accounts as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 28, 2006

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-3 (the “Registration Statement”) of our report dated April 28, 2006, relating to the financial statements of The Prudential Variable Contract Account-24, which appears in such Registration Statement.  We also consent to the use in this Registration Statement of our report dated March 29, 2006, relating to the financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 28, 2006